UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2013

KaloBios Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

260 East Grand Avenue

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Incentive Bonus Plan

On December 11, 2013, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of KaloBios Pharmaceuticals, Inc. (the “Company”) approved the Company’s Incentive Bonus Plan (the “Incentive Plan”).

The Incentive Plan is designed to reward Company employees, including executive officers, if specified performance goals are achieved. Participants are eligible to earn bonuses, which may be paid in cash or equity awards, based on the attainment of performance goals during the applicable performance period. The Committee, as the administrator of the Incentive Plan, has sole discretion to select Incentive Plan participants, establish performance goals and target amounts for participants and designate applicable performance periods. Performance goals may be comprised of Company goals, individual, team or business unit goals, or a combination. At the end of each performance period, the Committee will determine the extent to which the applicable performance goals were achieved or exceeded. The actual award payment will then be determined by applying a formula to the level of performance determined by the Committee and will vary depending upon such level of achievement, although the Committee retains the discretion to determine amounts to be paid to individual participants that may be greater or less than the formula result. Awards granted under the Incentive Plan are not intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The foregoing summary of the Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the Incentive Plan, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

By:	/s/ Donald R. Joseph
Donald R. Joseph Chief Legal Officer

Dated: December 18, 2013